Exhibit 10.50

September 24, 2015

OFFER OF EMPLOYMENT

Jenny C. Yeh
686 Lola Lane
Mountain View CA 94040

Dear Jenny:

Sphere3D, (the “Company”) would like to extend the following offer of employment:

Position:    Vice President & General Counsel
Location:    San Jose Office, 125 S. Market Street, San Jose, CA 95113

Reports to:    Eric Kelly, Chairman & Chief Executive Officer

Compensation:	Bi-Weekly: $11,538.46 (Annual $300,000) paid in accordance with our normal payroll practices and subject to normal withholding.

Bonus:
You will be eligible to participate in the executive incentive plan. The incentive plan will be based on corporate and individual goals to be established by the CEO with a target compensation of 20% of your annual base compensation. Total compensation package could equal $360,000.

Stock Options:
Subject to the approval of the Sphere 3D Board of Directors you will be granted restricted stock units of 200,000 shares of Sphere 3D Common Stock. The restricted stock units will vest in six substantially equal semi-annual installments over the three years following the first date of your employment.

Additionally, the recommended RSU’s will contain language that will provide that after six months of your employment, if your employment with Sphere3D is terminated by you for Good Reason or by the Company without Cause (as defined below) during the two year period following a Change of Control (as defined below), then any unvested portion of the equity-based awards granted by the Company to you shall vest in full as of the date of such termination. If the unvested portion of the equity is not assumed by the acquirer in connection with a Change of Control or otherwise settled in cash or other property in connection with such Change of Control, then you’re unvested portion of the equity not so assumed or settled will accelerate and become fully vested and exercisable immediately prior to the closing of such Change of Control.

(a) a “Change of Control” will be defined to have occurred if, and only if, during the term of your employment with Overland:

(i) any individual, partnership, firm, corporation, association, trust, unincorporated organization or other entity or person, or any syndicate or group deemed to be a person under Section 14(d)(2) of the Securities Exchange Act of 1934 (“Exchange Act”) is or becomes the “Beneficial Owner” (as defined in Rule 13d-3 of the General Rules and Regulations under the Exchange Act), directly or indirectly, of securities of the Company representing 30% or more of the combined voting power of the Company’s then outstanding securities entitled to vote in the election of directors of the Company (other than as a result of a purchase of shares directly from the Company in a capital-raising transaction);

(ii) there occurs a reorganization, merger, consolidation or other corporate transaction involving the Company (“Transaction”), in each case, with respect to which the shareholders of the Company immediately prior to such Transaction do not, immediately after the Transaction, own more than fifty percent (50%) of the combined voting power of the Company or other corporation resulting from such Transaction; or

(iii) all or substantially all of the assets of the Company are sold, liquidated or distributed;

For purposes of the foregoing, the term “Cause” shall mean: (a) acts or omissions constituting reckless or willful misconduct on your part with respect to your obligations or otherwise relating to the business of the Company that causes material harm to the Company or its reputation; (b) your material breach of any agreement between you and the Company, which breach you fail to cure within 30 days after receiving written notice from the Board that specifies the specific conduct giving rise to the alleged breach; (c) your conviction or entry of a plea of nolo contendere for fraud, theft or embezzlement, or any felony or crime of moral turpitude; or (d) your willful neglect of duties as reasonably determined by the Company, which you fail to cure within 30 days after receiving written notice from the Company that specifies the specific duties that you have failed to perform.

For purposes of this Agreement, “Good Reason” shall mean a voluntary termination by you of your employment with the Company within 90 days after the initial occurrence of one or more of the following: (a) your authority, responsibilities and/or duties are materially reduced so that your duties are no longer consistent with your position as of the date of grant; or (b) the Company relocates your principal place of work to a location more than fifty (50) miles from the Company’s current office location as of the date of grant without your prior written approval; provided, however, that such a termination by you shall not be a termination for Good Reason unless you notify the Company in writing within 60 days following the initial existence of one of the circumstances constituting “Good Reason”, the Company is given 30 days from the receipt of such notice in which the Company may remedy or cure such condition, and the Company fails to remedy or cure the condition set forth in your notice within 30 days of receipt of such notice. For purposes of the foregoing, if you do not timely provide notice to the Company, then you are deemed to have waived this right.

At Sphere3D we strive to maintain a safe, drug-free work environment conducive to effective business operations. We require that our personnel and operating practices be consistent with the highest standards of health and safety.

Sphere3D pays 100% of your benefits and they will be effective on the 1st day of the month following your start date. Sphere3D is committed to making available excellent benefit programs and family services that respond to the needs of our employees. We believe we offer a flexible and competitive package. You will meet with our Human Resources Department upon your arrival so that they can explain your new benefits and sign you up for coverage.

The Immigration Reform and Control Act of 1986 require employers to provide verification of a new employee’s identity and employment eligibility on their first day of employment. It is necessary, therefore, that you complete the US Government and Employment Eligibility Verification Form (I-9) and provide documentation to verify your identity and employment eligibility. In order to begin your employment with us, and as part of our normal process, please bring your I-9 documents with you on your first day of work.

Your employment with Sphere3D will be “at-will”. This means that it is not for any specified period of time and can be terminated by you or by Sphere3D at any time, with or without advance notice, and for any or no particular reason or cause. It also means that your job duties, title, responsibilities, reporting level, compensation and benefits, as well as Sphere3D’s personnel policies and procedures may be changed with or without notices at any time in the sole discretion of Sphere3D, subject to benefits you may be entitled to under the Severance agreement referenced above. The “at-will” nature of your employment will remain unchanged during your tenure as an employee and may be changed only by an express written agreement that is signed by you and the Chief Executive Officer.

In order to document your acceptance, please sign and return this document no later than close of business October 5, 2015via fax (408) 904-7241. By signing this document you hereby agree and acknowledge that you continue to be bound the terms and conditions of any agreement made by and between you and your former employer(s) regarding the nondisclosure of confidential and proprietary information. Please feel free to contact Carol Dixon, Vice President, Human Resources, at (408) 283-4760 with any additional questions.

Very truly yours,

/s/ Eric Kelly
Eric Kelly                Date: October 4, 2015
Chairman & CEO

By signing, I understand, acknowledge and agree to the terms of this offer.

Acceptance:

/s/ Jenny Yeh        10/5/15
Jenny C. Yeh        Date

My expected start date is on or before: ______________________________